Exhibit 2.1

Execution Version

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

DECEMBER 2, 2020

between

BERKSHIRE BANK

and

INVESTORS BANK

i

List of Exhibits

Exhibit 1.1(a)	Assumed Contracts
Exhibit 1.1(b)	Branches/Real Properties
Exhibit 1.1(c)	Deposits
Exhibit 1.1(d)	Equipment Lease
Exhibit 1.1(e)	Loans
Exhibit 1.1(f)	Permitted Encumbrances
Exhibit 1.1(g)	Personal Property
Exhibit 1.1(h)	Seller’s Knowledge
Exhibit 2.3(d)	Section 2.3(d) Personal Property
Exhibit 3.5(a)	Form of Bill of Sale
Exhibit 3.5(b)	Form of Assignment and Assumption Agreement
Exhibit 3.5(c)	Form of Assignment of Branch Lease and Assumption Agreement
Exhibit 3.5(d)	Form of Assignment of Equipment Lease and Assumption Agreement
Exhibit 3.5(e)	Form of Assignment of Assumed Contracts and Assumption Agreement
Exhibit 3.5(i)	Form of Assignment of Loan Documents and Assumption Agreement
Exhibit 4.9	Schedule of Processing Fees
Exhibit 7.4(b)	Estoppel Certificate – Branch Lease

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of December 2, 2020 (this “Agreement”), between Berkshire Bank, a trust company organized under the laws of the Commonwealth of Massachusetts, with its principal office located in Pittsfield, Massachusetts (“Seller”), and Investors Bank, a commercial bank organized under the laws of the State of New Jersey, with its principal office located in Short Hills, New Jersey (“Purchaser”).

RECITALS

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of New Jersey and the Commonwealth of Pennsylvania, in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1              Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

“Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.

“ACH” has the meaning set forth in Section 4.3(a).

“ACH Entries” has the meaning set forth in Section 4.3(a).

“ACH Entries Cut-Off Date” has the meaning set forth in Section 4.3(a).

“Additional Loans” has the meaning set forth in Section 7.10.

“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(b).

“Assumed Contract Assignments” has the meaning set forth in Section 3.5(e).

“Assumed Contracts” means each of the contracts set forth on Exhibit 1.1(a) and any additional contracts entered into by Seller to the extent entered into in the ordinary course of business and exclusively related to the operations of the Branches and set forth on Exhibit 1.1(a) as updated pursuant hereto. Exhibit 1.1(a) shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Benefit Plan” means each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, or otherwise is a party, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, compensation, deferred compensation, vacation, stock purchase, stock option, stock appreciation right, restricted stock, phantom stock, severance, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy in which any of the Included Employees or their dependents participate or is otherwise a party.

“Branch Lease Assignments” has the meaning set forth in Section 3.5(c).

“Branch Lease Security Deposit” means any security deposit held by the lessor under a Branch Lease.

“Branch Leases” means the leases under which Seller leases land and/or buildings used as Branches, including ground leases.

“Branches” means the banking offices and, if applicable, offices used by Seller for other lines of business, of Seller at the locations identified on Exhibit 1.1(b), and “Branch” refers to each such Branch or any one of the Branches.

“Business Day” means a day on which banks are generally open for business in New York, New York, and which is not a Saturday or Sunday.

“Closing” and “Closing Date” refer to the closing of the P&A Transaction and the date on which the Closing is to be held as provided in Article 3 and which shall be deemed to be effective at 11:59 p.m., Eastern time, on such date.

“COBRA Continuation Coverage” shall mean the health care benefit continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act and similar provisions of state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlling Party” has the meaning set forth in Section 11.1(e).

“Covered Period” has the meaning set forth in Section 4.4.

“CRA” has the meaning set forth in Section 6.4(f).

“Customer Claims Period” has the meaning set forth in Section 4.15(a).

“Deposit(s)” means deposit liabilities with respect to deposit accounts (a) opened by a customer at the Branches as of the Closing Date, including deposit liabilities booked at the Branches and additional deposit liabilities of such customers booked at other branches of the Seller, or (b) opened by association with any Loan, in each case that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Loans and collected and uncollected deposits and Accrued Interest, but excluding any Excluded Deposits. Exhibit 1.1(c) contains a list of Deposits as of November 27, 2020 with such Exhibit specifying the identity of the accountholder and the type of account for each Deposit, and such list shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).

“Draft Allocation Statement” has the meaning set forth in Section 3.8(a).

“Draft Closing Statement” means a draft closing statement, prepared by Seller and in a form mutually agreed to by the parties, which shall be initially prepared as of the close of business on the fifth (5th) Business Day preceding the Closing Date, and delivered to Purchaser on the third (3rd) Business Day preceding the Closing Date and which shall be subsequently updated as of the close of business on the third (3rd) Business Day preceding the Closing Date, and delivered to Purchaser on the Business Day prior to the Closing Date, in each case setting forth Seller’s reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount and, to the extent practicable, the prorated items set forth in Section 3.4.

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any Governmental Authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for statutory liens securing Taxes and/or other payments not yet due and payable, and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

“Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any Governmental Authority, (a) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 U.S.C §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C §9601 et seq.); the Resource Conservation and Recovery Act (42 USC §6901 et seq.); the Federal Water Pollution Control Act (33 U.S.C §1251 et seq.); and the Occupational Safety and Health Act (29 U.S.C §651 et seq.); the similar and analogous laws of the Commonwealth of Pennsylvania and the State of New Jersey; and the rules and regulations promulgated thereunder.

“Environmental Study” has the meaning set forth in Section 4.16(a).

“Equipment Lease Assignment” has the meaning set forth in Section 3.5(f).

“Equipment Leases” means, collectively, all equipment leases set forth on Exhibit 1.1(d), to the extent exclusively related to equipment or other Personal Property located at the Branches.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Affiliate” means any Person or trade or business that, at any relevant time, would be treated as a single employer with the Seller under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any Governmental Authority pursuant to applicable escheat and unclaimed property laws.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Branch” has the meaning set forth in Section 4.16(c).

“Excluded Deposits” means (w) the deposit liabilities with respect to the deposit accounts that have been opened by Millennium Trust, (x) Escheat Deposits, (y) those deposit liabilities that constitute security for loans that are not being transferred to Purchaser under the terms of this Agreement, and (z) those deposit liabilities that have been opened by an employee (other than a Transferred Employee) of Seller.

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Excluded Taxes” means (i) any Taxes of Seller or any of its Affiliates for or applicable to any period, (ii) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches for, or applicable to, any Pre-Closing Tax Period, and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 8.3.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Allocation Statement” has the meaning set forth in Section 3.9(a).

“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price, the Adjusted Payment Amount and the prorated Items of proration set forth in Section 3.4.

“GAAP” has the meaning set forth in Section 1.2.

“Governmental Authority” means any foreign or federal, state, local or municipal court, legislature, executive or regulatory authority, administrative, regulatory or judicial agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof, or any court of competent jurisdiction, arbitral body (public or private), department, bureau or tribunal, self-regulatory body or authority or other governmental authority, domestic or foreign, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, defined, regulated, identified or designated as hazardous or toxic under Environmental Laws; (b) which, applying criteria specified in any Environmental Law, is deemed or considered to be hazardous, toxic, infectious, corrosive, explosive, flammable or radioactive; or (c) the use, storage, treatment, generation, transportation, release or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

“Included Employees” means the employees of Seller or its Affiliates employed at the Branches or in support thereof, who provide services directly relating to the operation of the applicable Branches and related banking operations in the geographic areas served by the Branches and set forth on the list provided by Seller in accordance with Section 5.16(a).

“Infrastructure Installation” has the meaning set forth in Section 4.10.

“Installation Plans” has the meaning set forth in Section 4.10(iv).

“Invasive Investigation” has the meaning set forth in Section 4.16(a).

“IRA/Keogh” means any (i) “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or 408A of the Code and/or (ii) account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

“IRS” means the Internal Revenue Service.

“Item” means (a) drafts, including checks and negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

“Jets Suite License Agreement” means that certain Suite License Agreement dated as of August 9, 2018 by and between Jets Stadium Development, LLC and First Choice Loan Services, Inc., a subsidiary of Seller.

“Landlord Estoppel” means an estoppel certificate substantially in the form of Exhibit 7.4(b) attached hereto, from each lessor under a Branch Lease.

“Leased Real Property” means the Real Property leased by Seller pursuant to the Branch Leases and used for the operation of the Branches.

“Loan Documents” means the Loan files and all documents with respect to a Loan that are in Seller’s possession or control, including loan applications, loan agreements, notes, security agreements, deeds of trust, mortgages, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financials statements, internally prepared financial statements, commitment letters, loan agreements including building and loan agreements, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.

“Loan Documents Assignment” has the meaning set forth in Section 3.5(i).

“Loans” means (i) the loans that are listed on Exhibit 1.1(e) as of November 27, 2020, including all overdrafts with respect thereto and (ii) the Additional Loans; provided, however, that (i) “Loans” do not and will not include (a) loans that are subject to a pending legal proceeding relating to a borrower’s inability or refusal to pay such loan; (b) loans that are subject to pending proceedings against the obligor or obligors of such loan under Title 11 of the United States Code; (c) except as allowed for by The Coronavirus Aid, Relief and Economic Security Act and related regulations and guidance, loans that have principal or interest due and unpaid for sixty (60) days or more or that have had principal or interest due and unpaid for sixty (60) days or more, more than once in the preceding two years or that have had principal or interest paid late five or more times during the preceding two years; (d) the interest of any participants in such Loans or Loans that have been the subject of securitizations; (e) loans that have had their terms restructured in a manner that grants concessions to a borrower experiencing financial difficulties (troubled debt restructurings) within the past two years; (f) loans that are classified as nonaccrual or substandard or have been partially charged off; or (g) loans that, as of the fifth business day preceding the Closing Date, exceed the Purchaser’s current maximum legal loan-to-borrower limit (pro forma for the Transaction) as provided by Purchaser to Seller. Exhibit 1.1(e) shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date), which updates shall include the Additional Loans.

“Loss” means the amount of losses, liabilities, damages, awards, judgments, penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit, claim, investigation or proceeding) actually incurred or suffered by the indemnified party or its Affiliates, whether or not involving a third-party claim, in connection with the matters for which indemnification is provided in Section 11.1, reduced by the amount actually recovered by the indemnified party under third party insurance policies or third party indemnification obligations, net of any deductible or any other expense incurred by the party entitled to indemnification in obtaining such recovery.

“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branches, the Assets and the Assumed Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations or their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or other Governmental Authorities, (C) changes, after the date hereof, in global or national or regional political conditions or in general U.S. national or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (D) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers or employees, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Assets or the Assumed Liabilities, or (F) natural disaster or other force majeure event or the declaration of any national or global epidemic, pandemic or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of this Agreement, or (G) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement; provided that such matters in clauses (C) or (E) shall not be excluded to the extent that they have a disproportionate adverse effect on the Branches, the Assets and Assumed Liabilities, taken as a whole, relative to the other banks operating in the same geographic market as the Branches), or (ii) the ability of Seller to perform any of its financial or other obligations under this Agreement, including the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.

“Material Defect” means any “Recognized Environmental Condition” (as such term is defined in ASTM Standard E1527-13) or “Area of Concern” (as such term is defined under the New Jersey Technical Requirements for Site Remediation, N.J.A.C. 7:26E-1.1 et seq. (the “TRSR”)), with respect to which the cost to address such Recognized Environmental Condition or Area of Concern pursuant to the requirements of applicable Environmental Laws would be reasonably likely to exceed $10,000 in the aggregate.

“Negative Deposits” means Deposit account overdrafts.

“Non-Controlling Party” has the meaning set forth in Section 11.1(e).

“Net Book Value” means the carrying value of each of the Assets as reflected on the books of Seller as of the Closing Date in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement.

“Obligor” has the meaning set forth in Section 5.8(a)(i).

“Order” has the meaning set forth in Section 9.1(b).

“P&A Transaction” means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.

“Permitted Encumbrances” means (a) matters disclosed on Exhibit 1.1(f), (b) Encumbrances which the Title Insurer agrees to omit, to provide affirmative insurance for, or to otherwise insure over at no additional cost to Purchaser, (c) statutory liens securing Taxes or other payments not yet due (other than any lien imposed under Section 412 or 430(k) of the Code or Title IV of ERISA), (d) easements, encroachments, rights of way and other Encumbrances, applicable zoning laws, and building restrictions, none of which materially and adversely affect the current use of the Real Property as commercial bank branch offices in the manner used by Seller and (e) the rights of landlords under any Branch Leases.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, limited liability partnership, joint venture, association, trust or other business entity.

“Personal Property” means the personal property of Seller located in the Branches, and used or held for use in the business or operation of the Branches, consisting of the trade fixtures, shelving, furniture, leasehold improvements, on-premises ATMs (excluding Seller licensed software, but including ATM hardware (other than the hard drive), alarm contacts, safe, cash canisters, security camera, KABA-MAS locks, ADA audio hardware, deposit automation hardware, keys and lock combinations), equipment, security systems equipment (but not including any connections or software relating thereto), safe deposit boxes (exclusive of contents), vaults and sign structures, supplies (excluding any items consumed or disposed of in the ordinary course of business, but including new items acquired or obtained in the ordinary course of the operation of the Branches through the Closing Date) and any other equipment not located in the Branches as agreed upon by Seller and Purchaser. Exhibit 1.1(g) contains a complete and accurate list of the Personal Property as of November 27, 2020.

“Pre-Closing Tax Period” means (i) a taxable period or portion thereof that ends on or prior to the Closing Date or (ii) the portion of any Straddle Period that ends on and includes the Closing Date.

“Proceeding” means any judicial, administrative or arbitral actions, suits, charges, grievances, claims, mediations, investigations, inquiries, proceedings, audits, litigations, arbitrations, alternative dispute resolution procedures, hearings, examinations, proceedings or claims (including counterclaims) of any nature by or before any Governmental Authority.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Public Notice” has the meaning set forth in Section 12.4.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser 401(k) Plan” has the meaning set forth in Section 8.7(f).

“Purchaser Benefit Plans” has the meaning set forth in Section 8.7(d).

“Purchaser Taxes” has the meaning set forth in Section 11.1(e).

“Real Property” means the parcels of real property on which the Branches listed on Exhibit 1.1(b) are located, including any improvements and fixtures thereon and any easements, concessions, licenses or similar rights appurtenant thereto, which Exhibit indicates all such real property is Leased Real Property.

“Records” means (a) as to the Loans, the Loan Documents and (b) as to other Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate copies thereof, that relate directly thereto and are retained in the Branches, or are in Seller’s possession or control and pertain to and are necessary for the conduct of the business of the Branches following the Closing (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts), including personnel files relating to the Included Employees who become Transferred Employees effective as of the Transfer Date; provided, however, that Records shall not include (i) general books of account and books of original entry that comprise Seller’s permanent tax records, (ii) the books and records that Seller is required to retain pursuant to any applicable law or order and the books and records to the extent related to the assets of Seller (other than the Assets) or the Excluded Liabilities or (iii) any other books and records of Seller or any of its Affiliates that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or any of its Affiliates in connection with the businesses of Seller and its Affiliates that are not being sold hereunder; provided that, with respect to any books and records covered by this subclause (iii), Purchaser shall be permitted to request and thereafter receive copies of portions of such books and records to the extent information set forth therein relates to the Assets or the Assumed Liabilities and is reasonably necessary in connection with Purchaser’s operation or administration of its business relating thereto; and provided, further, that Seller and its Affiliates shall have the right to retain a copy of all such records and documents regarding the Assets and Assumed Liabilities to the extent necessary to comply with applicable law or regulation or tax or accounting requirements, and such records and other documents shall continue to be subject to the confidentiality provisions of this Agreement.

“Regulatory Approvals” means the following approvals required to consummate the P&A Transaction: (i) the FDIC, (ii) the State of New Jersey Department of Banking and Insurance, (iii) the Pennsylvania Department of Banking and Securities, and (iv) the Massachusetts Division of Banks.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other Governmental Authority.

“Relevant Tax Returns” has the meaning set forth in Section 8.1(a).

“Relevant Taxes” has the meaning set forth in Section 8.1(b).

“Repurchased Loans” has the meaning set forth in Section 7.11.

“Returned Items” has the meaning set forth in Section 4.9(c).

“Safe Deposit Agreements” means the agreements that are in Seller’s possession or control relating to safe deposit boxes located in the Branches.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Taxes” has the meaning set forth in Section 11.1(e).

“Seller’s knowledge” or other similar phrases means information that is actually known, after reasonable inquiry, to the Persons set forth on Exhibit 1.1(h).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Survival Period” has the meaning set forth in Section 12.1(a).

“Tax Claim” has the meaning set forth in Section 11.1(e).

“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Title Insurance” has the meaning set forth in Section 3.5(j).

“Title Insurer” has the meaning set forth in Section 3.5(j).

“Title Policy” has the meaning set forth in Section 3.5(j).

“Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

“Transfer Date” means with respect to Included Employees who accept Purchaser’s offer of employment, the day after the Closing Date.

“Transfer Taxes” has the meaning set forth in Section 8.3.

“Transferred Employees” has the meaning set forth in Section 8.7(a).

“TRID Law” means the Real Estate Settlement Procedures Act of 1974, as amended (RESPA), the Truth In Lending Act, as amended (TILA), and all rules, regulations, orders, interpretations and guidelines promulgated, issued or adopted thereunder including, without limitation, Regulation X (12 CFR Part 1024), Regulation Z (12 CFR Part 1026), or the Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule adopted by the U.S. Consumer Financial Protection Bureau, as in effect from time to time.

“Unauthorized ACH Entry” has the meaning set forth in Section 4.3(b).

“Warranty Amount” has the meaning set forth in Section 4.15(d).

“Warranty Claim” means any liability for any warranty (including any warranty regarding altered items or forged or missing endorsements) of Seller to another financial institution under applicable law, including the Uniform Commercial Code, Regulation CC of the Federal Reserve Board, Regulation J of the Federal Reserve Board, any Operating Circular of the Federal Reserve Board, the rules or policies of any clearinghouse, and any other warranty provisions promulgated under state, federal or other applicable law, relating to any draft, image deposit, check, negotiable order of withdrawal or similar item drawn on or deposited and credited to a Deposit account.

“Welfare Benefits” shall mean the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).

“Wires” has the meaning set forth in Section 4.4.

1.2              Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

ARTICLE II

THE P&A TRANSACTION

2.1              Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)                 the Personal Property;

(ii)               the Branch Leases;

(iii)              the Branch Lease Security Deposits;

(iv)              the Equipment Leases and the Assumed Contracts;

(v)               the Loans, plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto pursuant to Section 2.4;

(vi)              the Negative Deposits;

(vii)             the Safe Deposit Agreements;

(viii)            any refunds, credits or other receivables, in each case, of, against or relating to Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches (in each case other than Excluded Taxes);

(ix)               the Records; and

(x)                cash on hand.

(b)               Purchaser understands and agrees that it is purchasing only the Assets specified in this Agreement, and Purchaser has no interest in or right to any other assets, properties or interests of Seller or any of its Affiliates (including any business relationship that Seller or its Affiliates may have with any customer of Seller or its Affiliates (other than those relationships solely in respect of such customers’ status as a holder of Loans or Deposits) (all assets, properties or interests, other than the Assets, the “Excluded Assets”). For the avoidance of doubt, except as contemplated by Section 7.9, no right to the use of any sign, trade name, trademark or service mark, if any, of Seller or any of its Affiliates, is being sold, and any such right shall be an Excluded Asset.

2.2              Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid from and after the Closing (or the Transfer Date with respect to a Transferred Employee), with respect to the following (collectively, the “Assumed Liabilities”):

(i)                 the Deposits, including Deposits in IRA/Keoghs and related account agreements;

(ii)               the Branch Leases;

(iii)              the Safe Deposit Agreements;

(iv)              the Equipment Leases and the Assumed Contracts;

(v)               the Loans, and the servicing of the Loans pursuant to Section 2.4;

(vi)              liabilities to any Transferred Employee in respect of his or her employment with Purchaser on or after the Transfer Date, including as set forth in Section 8.7; and

(vii)             liabilities for Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branches (in each case other than Excluded Taxes).

(b)               Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities, of any kind or nature, known, unknown, contingent or otherwise, of Seller or any of its Affiliates, other than the Assumed Liabilities or as otherwise expressly assumed hereunder (all duties, responsibilities, obligations and liabilities of Seller or any of its Affiliates, other than the Assumed Liabilities or other obligations expressly assumed hereunder, the “Excluded Liabilities”).

2.3              Purchase Price. The purchase price (“Purchase Price”) for the Assets shall be the sum of the following U.S. dollar amounts:

(a)               An amount equal to three percent (3.00%) of the lesser of (i) the average daily closing balance (including Accrued Interest) of the Deposits for the period commencing thirty-one (31) calendar days prior to the Closing Date and concluding on the day prior to the Closing Date and (ii) the closing balance (including Accrued Interest) of the Deposits on the Closing Date;

(b)               The aggregate Net Book Value (including Accrued Interest) of the Loans;

(c)               The aggregate amount of cash on hand constituting Assets; and

(d)               The aggregate Net Book Value of the Personal Property set forth on Exhibit 2.3(d).

2.4              Sale and Transfer of Servicing. The Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Purchaser. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Loans on or prior to the Closing Date.

ARTICLE III

CLOSING PROCEDURES; ADJUSTMENTS

3.1              Closing. (a) The Closing will take place remotely by means of electronic mail or other electronic transmission or such other place as may be agreed to by the parties.

(b)               Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9 (other than those conditions which by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing Date shall be one (1) Business Day prior to the earliest data conversion date that Purchaser can obtain, or an earlier mutually agreeable date, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after receipt of the Regulatory Approvals and the expiration of all related statutory waiting periods, except as otherwise provided in the next sentence of this Section 3.1(b). Unless the parties agree pursuant to Section 4.9(a) that the conversion of the data processing with respect to the Branches and Assumed Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday and the conversion will be completed prior to the opening of business on the following Business Day. Purchaser agrees to use its best efforts to obtain a data conversion date as early as reasonably possible and in no event later than June 30, 2021.

3.2              Payment at Closing. (a) At Closing, in consideration for the purchase of the Assets, Purchaser will assume the Assumed Liabilities and the following payment will be made: (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount.

(b)               All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the fifth (5th) Business Day prior to the Closing Date) on or before 12:00 noon, Eastern time, on the date of payment.

(c)               If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3              Adjustment of Purchase Price. (a) On or before 12:00 noon, Eastern time, on the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement to enable Purchaser to verify the amounts set forth in the Final Closing Statement. Purchaser may request such additional data as may be reasonably necessary to verify the amounts set forth in the Final Closing Statement.

(b)               The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items in dispute (and only such items) shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser, and such determination shall be final and binding. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c)               On or before 12:00 noon, Eastern time, on the fifth (5th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

3.4              Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 p.m., Eastern time, on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Assumed Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branches shall be prorated as provided in Section 3.4(b) as of 11:59 p.m., Eastern time, on the Closing Date. Those items being prorated will be handled at the Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.

(b)               For purposes of this Agreement, items of proration and other adjustments shall include: (i) base rental and additional rental payments under the Branch Lease and the Equipment Leases and periodic payments under the Assumed Contracts; (ii) real estate taxes, municipal assessments, water charges, sewer charges and property insurance premiums for policies assumed (if any); (iii) wages, salaries and employee compensation, benefits and expenses; (iv) trustee or custodian fees on Deposits in IRA/Keoghs; (v) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (vi) safe deposit rental payments previously received by Seller.

3.5              Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a)               A bill of sale in substantially the form of Exhibit 3.5(a), pursuant to which the Personal Property shall be transferred to Purchaser;

(b)               An assignment and assumption agreement in substantially the form of Exhibit 3.5(b), with respect to the Assumed Liabilities, except for Loans as contemplated by Section 3.5(i) (the “Assignment and Assumption Agreement”);

(c)               Lease assignment and assumption agreements, in recordable form with respect to each Branch Lease that has a memorandum of lease of public record, in substantially the form of Exhibit 3.5(c), with respect to the Branch Lease (the “Branch Lease Assignment”);

(d)               Assignment and assumption agreements in substantially the form of Exhibit 3.5(d), with respect to each of the Equipment Leases (the “Equipment Lease Assignments”);

(e)               Assignment and assumption agreements in substantially the form of Exhibit 3.5(e), with respect to each of the Assumed Contracts (the “Assumed Contract Assignments”);

(f)               The certificate required to be delivered by Seller pursuant to Section 9.1(e);

(g)              Seller’s resignation as trustee or custodian, as applicable, with respect to each Deposit in an IRA/Keogh and designation of Purchaser as successor trustee or custodian with respect thereto;

(h)              A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) from Seller, duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation 1.1445-2(b)(2)(iv)(B);

(i)               an executed global assignment of the Loan Documents, in substantially the form of Exhibit 3.5(i) (the “Loan Document Assignment”), assigning all of the rights, benefits and title to each of the Loans, and including a power of attorney duly executed by Seller and granting Purchaser the ability to take the following actions on Seller’s behalf: (A) obtaining original executed copies of each promissory note evidencing a Loan along with an allonge executed by the current holder of such promissory note endorsing it over to Purchaser or Purchaser’s designee, and (B) executing an assignment of mortgage, deed of trust or other real property security instrument, as applicable, in recordable form (for the avoidance of doubt, meaning in compliance with the recording requirements of the applicable county land records), for any existing mortgage, deed of trust or other real property security instrument, as applicable, securing each Loan;

(j)               Affidavits and such other customary documentation as shall be reasonably required by a title company selected by Purchaser (the “Title Insurer”) to issue title insurance policies (each, a “Title Policy,” and collectively, the “Title Insurance”) with respect to the Real Property (other than Leased Real Property in respect of which there is no memorandum of lease of public record) insuring Purchaser or its designee as holder of marketable leasehold interest (in the case of each of the Leased Real Properties in respect of which a memorandum of lease is of public record), subject only to Permitted Encumbrances;

(k)               The Safe Deposit Agreements, Seller’s keys to the safe deposit boxes and all other records as exist and are in Seller’s possession or control related to the safe deposit box business at the Branches;

(l)                The Records; and

(m)             Such other documents as are necessary to effect the P&A Transaction as Purchaser shall reasonably request.

3.6              Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

(a)               The Assignment and Assumption Agreement;

(b)               Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of each Deposit included in an the IRA/Keogh and assumption of the fiduciary obligations of the trustee or custodian with respect thereto;

(c)               The Branch Lease Assignments and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(d)               The Equipment Lease Assignments and Assumed Contract Assignments;

(e)               The Loan Documents Assignment and such other instruments and documents as Seller may reasonably require as necessary or desirable for providing for the assumption by Purchaser of the Loan Documents, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(f)                The certificate required to be delivered by Purchaser pursuant to Section 9.2(e); and

(g)               Such other documents as are necessary to effect the P&A Transaction as Seller shall reasonably request.

3.7              Delivery of the Loan Documents. As soon as reasonably practicable after the Closing Date, but in no event later than five (5) Business Days after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents (reasonably organized and cataloged), actually in the possession or control of Seller or any of its Affiliates, in whatever form or medium (including imaged documents) then maintained by Seller or its Affiliates. Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, except as specifically set forth herein. Except to the extent expressly provided for in this Agreement, Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be borne solely by Seller.

3.8              Allocation of Purchase Price. (a) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.8(a) (the “Final Allocation Statement”), shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.

(b)               Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit. Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable.

ARTICLE IV
TRANSITIONAL MATTERS

4.1              Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(a)               Not later than fifteen (15) calendar days after the date of this Agreement, Seller will meet with Purchaser at a mutually convenient location to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser (i) any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information) or (ii) any email conversion and forwarding, and telephone forwarding services.

(b)               Seller shall use reasonable best efforts to deliver to Purchaser the specifications and conversion sample files within sixty (60) calendar days after the date of this Agreement.

(c)               From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits and the Loans.

(d)               Not later than thirty-five (35) calendar days after the date of this Agreement, Purchaser and Seller shall mutually agree upon (i) a calendar for all customer notifications to be sent pursuant to and in accordance with Section 4.2 and (ii) the mailing file requirements of Purchaser in connection with such customer notifications.

4.2              Customers. (a) Promptly following the date of this Agreement, Seller and Purchaser shall cooperate in developing a comprehensive communications plan for customers. Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law):

(i)               Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)              each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby; provided that Seller and Purchaser agree that any joint notices shall not include any dual-branded letters but instead shall include individual bank inserts for each of Seller and Purchaser.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes, including as necessary to comply with applicable law. Seller shall have the right to add customer transition information to any customer notifications to be sent by Purchaser pursuant to this Section 4.2 and such information may, at Seller’s option, be included either directly in Purchaser’s notification or in an additional insert that shall accompany the applicable Purchaser notification. Any customer notifications sent by Purchaser pursuant to this Section 4.2 shall only include the last four digits of any account number of Seller. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within thirty-five (35) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing.

(b)               Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.

(c)               Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders or cashier’s checks issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller or any of its Affiliates.

(d)               Purchaser shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be sixty (60) calendar days after the Closing Date, any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section 4.2.

4.3              ACH Debit or Credit Transactions.

(a)               Seller will use its reasonable best efforts to provide to Purchaser on the Closing Date all of those automated clearing house (“ACH”) originator arrangements related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller’s ACH systems and will use its reasonable best efforts to so transfer any other such arrangements. For a period of sixty (60) calendar days following the Closing, in the case of ACH debit or credit transactions (“ACH Entries”) to accounts constituting Deposits (the final Business Day of such period being the “ACH Entries Cut-Off Date”), Seller shall transfer to Purchaser all received ACH Entries by 9:00 a.m., Eastern time (or such other mutually agreed upon time), each Business Day. Such transfers shall contain ACH Entries effective for that Business Day only. Purchaser shall be responsible for returning ACH Entries to the originators through the ACH clearing house for ACH Entries that cannot be posted for any reason, including as a result of insufficient funds in the applicable Deposit account or the applicable Deposit account being closed. Purchaser shall provide an ACH Entries test file to Seller for validation of format at least fourteen (14) calendar days prior to the Closing Date. Compensation for ACH Entries not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the ACH Entries Cut-Off Date, Seller may discontinue forwarding ACH Entries and funds and return such ACH Entries to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new ACH Entries arrangements related to the Branches. At the time of the ACH Entries Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

(b)               Purchaser agrees that in the event that it or any of its Affiliates receives any ACH Entries related to the Deposits prior to the Closing (each, an “Unauthorized ACH Entry”), Purchaser shall not accept such Unauthorized ACH Entry and return the related ACH Entries to the originators through the ACH clearing house. Purchaser agrees to indemnify Seller for any claims or losses that Seller may incur as a result of Purchaser’s non-compliance with its obligations set forth in the preceding sentence.

(c)               As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for ACH Entries of such accounts by third parties, instructing such customers concerning the transfer of customer ACH Entries authorizations from Seller to Purchaser. Beginning on the Closing Date, Purchaser shall provide, through the ACH clearing house, electronic Notification of Change Entries to the ACH originators of such ACH Entries with account numbers relating to the Deposits. Purchaser shall provide an ACH Notification of Change test file to Seller for validation of format at least fourteen (14) calendar days prior to the Closing Date.

(d)               Purchaser shall establish ACH service prior to Closing Date for all ACH originator accounts. As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall contact all ACH originator clients to (i) notify them of the change in service following the Closing Date and (ii) establish ACH service prior to Closing Date including appropriate client testing. Any ACH origination file received prior to Closing Date regardless of the effective date will be processed by Seller. Seller will be responsible for creating client reporting for any ACH return transactions that were originated prior to, but returned after, Closing Date. Seller may create settlement transactions to ACH originators for returned or exception transactions received for files originated prior to the Closing Date for a period of up to sixty (60) days following the Closing Date or the effective date of the last file processed by the Seller prior to the Closing Date, whichever is later. These settlement transactions will be posted to the Purchaser’s DDA account and Purchaser will be provided the details of these transactions to post.

4.4              Wires. After the Closing Date, Seller shall (a) no longer be obligated to process or forward to Purchaser any incoming or outgoing wires (“Wires”) received by Seller for credit to accounts constituting Deposits, (b) return all Wires received after the Closing Date to the originator as unable to apply to the referenced account constituting a Deposit and (c) upon reasonable request by Purchaser, provide Purchaser with historical incoming Wire history information with respect to the thirteen (13) month period prior to the Closing Date (the “Covered Period”) such that Purchaser is able to provide current wire instructions to the originator from and after the Closing Date. The Wire history information provided under the terms of the previous sentence shall include the beneficiary account number, beneficiary account name, cumulative value and total number of Wires received during the Covered Period. Purchaser shall provide a unique and singular communication with specific new Wire instructions to the receivers (beneficiaries) who have received ten (10) or more wires during the Covered Period.  Such specific instructions must be provided in writing to the applicable receivers (beneficiaries) no less than thirty (30) calendar days prior to the Closing Date.  Seller shall provide reports to Purchaser for any customers who have data resident on Seller’s Wire transfer-specific application, including wire templates (repetitive wire instructions), standing order transfers or PINs authorizing the sender to directly contact the Wire operation for the initiation of a wire transfer.  At least five (5) Business Days prior to the Closing Date, Purchaser shall contact these specific clients to provide such clients with information regarding Purchaser’s services, capabilities and use instructions or reasonable substitutions.

4.5              Access to Records. (a) From and after the Closing Date, each of the parties shall permit the other, at such other party’s sole expense, reasonable access to any applicable Records in its possession or control relating to matters arising on or before the Closing Date and reasonably necessary, in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for the greater of (x) ten (10) years and (y) such periods as are required by applicable law, unless the parties shall agree in writing to a longer period.

(b)               Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating to the Assets and Assumed Liabilities, shall remain the property of the other party and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Sections 7.2(b) and 7.2(c).

4.6              Interest Reporting and Withholding.  (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any Governmental Authority and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any Governmental Authority and will be remitted by Purchaser to the appropriate Governmental Authority on or prior to the applicable due date.

(b)               Unless otherwise agreed to by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

(c)               Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

4.7              Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

4.8              ATM and Debit Cards. Seller will use its reasonable best efforts to provide Purchaser with a list of ATM and debit cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than thirty (30) calendar days after the date of this Agreement, and Seller will provide Purchaser with an updated record from time to time prior to the Closing along with other conversion sample files. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. Seller will not be required to disclose to Purchaser customers’ PINs or algorithms, or logic used to generate PINs. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than fifty (50) calendar days nor later than thirty (30) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and Debit card transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all Debit card transactions initiated before or after the Closing with Debit cards issued by Seller to access Transaction Accounts.

4.9              Data Processing Conversion for the Branches and Handling of Certain Items. (a) The conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be completed on the calendar day following the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction.

(b)               As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller (such approval not to be unreasonably withheld, conditioned or delayed) requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use its reasonable best efforts to cause these depositors to begin using such new drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their reasonable best efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the sixty (60) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such sixty (60) calendar-day period, Seller shall cease forwarding drafts against Transaction Accounts. Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the sixty (60) calendar-day period following the Closing Date in accordance with Exhibit 4.9.

(c)               Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within sixty (60) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller, net of applicable deposit premium paid by Purchaser with respect to such deposits debited. If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller, net of applicable deposit premium paid by Purchaser with respect to such deposits used for repayment. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than sixty (60) calendar days after the Closing will be the responsibility of Seller.

(d)               During the sixty (60) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser. For sixty (60) calendar days after the Closing, payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller.

(e)               No later than thirty (30) calendar days prior to the Closing Date, Purchaser will open and maintain a demand deposit account with Seller to be used for settlement activity for deposits and loans/lines following the Closing Date. Seller will provide Purchaser with a daily statement for this account. Purchaser will be responsible for initiating all funding and draw-down activity against this account. Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status. Activity that will be settled through this account will include items drawn on a Deposit but presented to the Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, and payments made to Seller for Loans.

4.10          Infrastructure Installation. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted reasonable access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of planning to install automated equipment for use by Branch personnel. Upon the earlier of (a) receipt of the Regulatory Approvals (except for the expiration of statutory waiting periods) or (b) sixty (60) calendar days prior to the Closing Date, Seller will grant to Purchaser a license at each of the Branches to (a) install voice and data circuits to the main point of entry at each Branch, (b) install Purchaser’s network interface equipment (router/switches), and (c) extend circuit demarcation points from the main point of entry at the applicable Branch to such network interface equipment (collectively, the “Infrastructure Installation”); it being agreed that, under no circumstance, shall the Infrastructure Installation include the installation or modification of station cabling for equipment, including printers, phones, personal computers and security cameras. All Infrastructure Installations shall be in accordance with the following terms and conditions:

(i)               The Infrastructure Installation shall be at the sole cost and expense of Purchaser, including the cost of obtaining all permits, licenses or other approvals, the cost of moving Seller’s furniture, fixtures or equipment, and the cost of internal or external utility relocation. Purchaser shall be solely responsible for repairing or replacing any damage or destruction to its installed infrastructure. Additionally, Purchaser shall repair any damage caused by the Infrastructure Installation and shall restore any area altered to its pre-existing condition if the Closing does not occur; provided such restoration shall be at Seller’s cost if Closing does not occur due to Seller’s default. Promptly upon demand, Purchaser shall also pay or reimburse Seller for the reasonable fees, charges and expense of Seller’s consultant hired in accordance with Section 4.10(iv) not to exceed $150,000 without the prior written consent of Purchaser.

(ii)               The Infrastructure Installation shall be completed in a commercially reasonable and workmanlike manner and shall comply with the requirements of all local, state, and federal governmental authorities and quasi-governmental authorities, including with respect to materials and installation. Purchaser shall be responsible for obtaining all permits, licenses, or other approvals necessary for the Infrastructure Installation. Seller shall reasonably cooperate with Purchaser to obtain the necessary permits, licenses, or other approvals, including any required landlord approvals. Purchaser shall provide proof of receipt of approvals and permits to Seller upon request.

(iii)             The Infrastructure Installation shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches. The Infrastructure Installation that would reasonably be expected to interfere with Seller’s normal business activities or with the business activities of other users of the property at which the Branch is situated may be required to be scheduled after regular business hours, at Purchaser’s sole cost and expense.

(iv)             Prior to the commencement of any work, Purchaser shall submit to Seller and such consultant as Seller may from time to time designate plans and specifications for the Infrastructure Installation (“Installation Plans”), including drawings and renderings providing the specifications of the infrastructure to be installed, locations and any required changes to the existing physical building and current infrastructure. Purchaser shall not proceed with any Infrastructure Installation until Seller’s written approval has been obtained (such approval not to be unreasonably withheld, conditioned or delayed); provided that if Seller fails to provide in writing a reasonable basis for withholding such approval within five (5) Business Days, the Installation Plans shall be deemed approved. Purchaser shall provide at least three (3) Business Days’ advance written notice of a proposed time or times for access, and Seller shall confirm in writing that the proposed time is acceptable with Seller and Seller’s consultant or the parties shall reasonably agree upon an alternative time. All Infrastructure Installation work shall be coordinated with Seller and Seller’s consultant to allow Seller and/or its consultant to be present on site during all such work. All Infrastructure Installation shall be subject to the on-site direction of Seller and/or Seller’s consultant with respect to protecting Seller’s physical and information security and live technology environment, which may include work stoppage at the reasonable discretion of Seller and/or Seller’s consultant without any liability to Seller or Seller’s consultant hereunder.

(v)              If the Branch is located on Leased Real Property, the Infrastructure Installation shall comply with the applicable Branch Lease, including obtaining the landlord’s approval of any Infrastructure Installation if required. If the Branch is within a building or center in which the landlord leases property to additional tenants, the Infrastructure Installation shall not unreasonably interfere with the business and operations of the additional tenants. Where required under the applicable Branch Lease, landlord approval of the Installation Plans shall be obtained prior to the commencement of any Infrastructure Installation. If landlord approval of the Installation Plan is not obtained for any Branch, notwithstanding Seller’s use of reasonable best efforts to obtain such approval, the parties shall negotiate in good faith and use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser with respect to such Branch.

(vi)             Prior to commencing any Infrastructure Installation, Purchaser shall provide a certificate of insurance to Seller, evidencing (a) statutory workers’ compensation insurance coverage and (b) public liability and property damage insurance coverage in the minimum amount of $2,000,000, and evidence that such insurance is (i) issued by an insurance company reasonably acceptable to Seller and licensed to engage in the business of insurance in the state in which the Branch is situated, (ii) primary and noncontributing insurance for all claims, and (iii) renewable, not cancelable, and not the subject of material change in coverage or available limits of coverage, except on thirty (30) days’ prior written notice to Seller.

(vii)            Purchaser agrees that the Infrastructure Installation by Purchaser or its agents or contractors shall be at the risk of Purchaser, and Purchaser hereby assumes all risk and responsibility for any loss, damage to, or theft of the Infrastructure Installation and neither Seller nor its Affiliates or insurers shall be liable to Purchaser for any injury or damage to the Infrastructure Installations arising from any act or omission of any officer, director, shareholder, employee, agent, contractor or invitee of Seller or any of its Affiliates (unless such act or omission is taken in bad faith) or the act or omission of any other Person whatsoever. Neither Seller nor any of its Affiliates will be insuring, and shall have no obligation to insure, directly or as part of any policy of insurance now or hereafter held by Seller or any of its Affiliates in whole or in part with respect to the Branches, any of the Infrastructure Installations.

(viii)           Purchaser will indemnify Seller and save it harmless from and against any and all claims, actions, damages, liability and expense, including reasonable attorneys’ fees, to the extent resulting from Purchaser’s access to the Branches and/or the Infrastructure Installations at the Branches pursuant to this Agreement or occasioned wholly or in part by act or omission of Purchaser, its employees, contractors, or agents (including any liens that may arise from work being performed at Purchaser’s request at the Branches). The provisions of this paragraph shall survive the termination of the term of this Agreement.

4.11          Employee Training. In accordance with the terms of this Agreement, within forty-five (45) calendar days of the date of this Agreement, Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to Seller’s employees at the Branches who are reasonably anticipated to become Transferred Employees; it being agreed that, prior to, and on, the Closing Date, all Included Employees shall remain under Seller’s control. Any such training shall not occur until after receipt of Regulatory Approvals (except for the expiration of statutory waiting periods) and not prior to the thirtieth day prior to the anticipated Closing Date. All training and employee informational meetings shall be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Purchaser shall reimburse Seller for the additional number of hours (and only if the additional hours are over and above any such prospective Transferred Employee’s scheduled work week, which will be determined as the average of the two full weeks preceding the week in which the final Regulatory Approval is received), and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training activities and information meetings to the extent such travel expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities or informational meetings, and Purchaser shall reimburse Seller for reasonable costs and expenses (including compensation related costs and expenses) incurred in connection with replacement employees for such prospective Transferred Employees excused from their duties at the Branches for such training activities or informational meetings for the periods during which such prospective Transferred Employees are excused, where such replacement employees are reasonably determined by Seller to be needed to maintain ongoing operations at the Branches without disruption. As promptly as practicable following the date of this Agreement, Purchaser shall provide Seller with Purchaser’s proposed plan for the training of all anticipated Transferred Employees and, within ten (10) Business Days of Seller’s receipt of such plan, Seller shall provide Purchaser with an estimate of the anticipated costs of implementing Purchaser’s proposed training program. Notwithstanding the foregoing, Seller and Purchaser shall reasonably cooperate in good faith to minimize the costs of such training program in a manner consistent with achieving its intended purpose. In addition, from and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s consent before communicating (directly or indirectly and whether in writing, verbally or otherwise) with any Included Employees.

4.12          Night Drop Equipment. Following the Closing and prior to the first Business Day following the Closing Date, Purchaser, at its sole cost and expense, shall rekey all night drop equipment located within the Branches in such a manner that, from and after the first Business Day following the Closing Date, no Person who was had the ability to access such night drop equipment prior to the Closing shall be able to continue to access such night drop equipment with the same access key that such Person was using prior to the Closing. The parties hereby acknowledge and agree that all of the night drop equipment located within the Branches shall be sealed by Seller at approximately 8:00 a.m., local time, on the Closing Date and, from and after such time, Purchaser shall not unseal such night drop equipment until it has been rekeyed in accordance with the preceding sentence.

4.13          Expenses Relating to Transitional Matters. Purchaser shall be responsible for the payment of all documented, out-of-pocket third party fees or expenses reasonably incurred by Seller at Purchaser’s request in connection with the preparation of the Branches for transfer to Purchaser in accordance with the terms of this Agreement.

4.14          Access to the Branches on the Closing Date. Purchaser agrees that, with respect to each Branch, on the Closing Date neither it nor any of its agents, Affiliates or representatives shall be permitted to access such Branch until Seller has completed its decommissioning of such Branch, which shall include the disabling of Seller’s information systems at the Branch and the removal of any personal property, equipment or other assets located at the Branch that do not constitute Assets; it being agreed that, notwithstanding the foregoing, on the Closing Date, Purchaser shall be permitted to have one representative present at each Branch in order to ensure that the actions taken by Seller in connection with such decommissioning comply with the terms of this Agreement.

4.15          Customer Claims. (a) In instances where a depositor of a Deposit made an assertion of error regarding an account constituting a Deposit account pursuant to federal regulations or Seller’s internal policies and procedures, and, prior to the Closing, Seller recredited the disputed amount to the relevant account during the conduct of the error investigation, during the one hundred and twenty (120) calendar days following the Closing (the “Customer Claims Period”), Purchaser agrees to comply with a written request from Seller to debit such account in an amount equal to the disputed amount and remit such amount to Seller, net of applicable deposit premium paid by Purchaser with respect to such account debit, where the depositor is determined by Seller liable for such disputed amount.

(b)               During the Customer Claims Period, in instances where (i) a depositor of a Deposit makes, or prior to Closing has made, an assertion of error regarding an account constituting a Deposit account pursuant to federal regulations or Seller’s internal policies and procedures that was alleged to have occurred prior to Closing, and (ii) Seller determines in accordance with its internal policies and procedures to recredit the disputed amount to such depositor, Seller shall transfer to Purchaser the disputed amount and Purchaser shall credit the relevant account of the depositor in an amount equal to the disputed amount. In instances where, during the Customer Claims Period, Seller determines that the depositor is liable for such disputed amount, Purchaser agrees to comply with a written request from Seller to debit such account in an amount equal to the disputed amount and remit such amount to Seller, net of applicable deposit premium paid by Purchaser with respect to such account debit.

(c)               The parties agree that all transfers or remittances made between Seller and Purchaser pursuant to Sections 4.15(a) or 4.15(b) shall be made through the demand deposit account established by Purchaser pursuant to Section 4.9(e).

(d)               From the Closing Date through the third anniversary thereof, Seller shall promptly notify Purchaser upon learning of any Warranty Claim, and Seller and Purchaser shall cooperate to resolve any Warranty Claims, including by Purchaser debiting such Deposit account for the amount at issue in the applicable Warranty Claim (the “Warranty Amount”) or otherwise using reasonable best efforts to obtain the Warranty Amount from such Deposit accountholder to the extent such accountholder remains an accountholder of a Deposit assumed by Purchaser under this Agreement. Purchaser shall promptly remit to Seller the Warranty Amount, or the maximum amount Purchaser is able to debit such account by or to otherwise obtain from such Deposit accountholder, if less than the Warranty Amount.

4.16          Environmental Study. (a) Purchaser may, at Purchaser’s election and expense and subject to any requirement in the applicable Branch Lease for the property owner’s approval or consent thereto, which consent Seller shall use its reasonable best efforts to obtain, and following the provision of prior notice to Seller of the date and time of any such inspections and examinations, within thirty (30) calendar days from the effective date of this Agreement, undertake and complete a non-invasive assessment of environmental matters respecting the Leased Real Property, including an evaluation of the existence of any and all environmental conditions and any and all violations of Environmental Laws, as is commonly referred to as a “Phase I Environmental Assessment” and/or a “Preliminary Assessment” (as such term is defined in the TRSR) (an “Environmental Study”), as Purchaser deems necessary or appropriate. Such Environmental Study shall be conducted in a manner and at times so as to not unreasonably disrupt Seller’s business operations of the Branches. Notwithstanding the foregoing, Purchaser shall not conduct any invasive environmental testing, such as a “Phase II Environmental Site Assessment” or a “Site Investigation” (as such term is defined in the TRSR) at any of the Leased Real Property (an “Invasive Investigation”) without the prior written consent of Seller (which consent will not unreasonably be withheld or delayed). Purchaser shall coordinate the performance of such work with Seller or Seller’s consultants, as applicable. In the event Seller consents to Purchaser’s performance of an Invasive Investigation, this time period shall be subject to reasonable extensions, not to exceed forty-five (45) calendar days following the expiration of the initial thirty (30) calendar day period. Purchaser shall maintain liability insurance and shall indemnify Seller for any and all Losses incurred by Seller or any of its Affiliates resulting from Purchaser’s and/or its agents’ performance of any Environmental Study or Invasive Investigation at the Leased Real Property. In the event such Environmental Study or Invasive Investigation causes any damage to any of the Branches, Purchaser shall repair such damage, using workmen reasonably acceptable to Seller, to substantially the same condition such Branch was in prior to the performance of such Environmental Study or Invasive Investigation.

(b)       If Purchaser shall discover a Material Defect as a result of Purchaser’s Environmental Study or Invasive Investigation undertaken in accordance with Section 4.16(a), Purchaser shall give Seller written notice as soon as possible (but in no event later than the expiration of the thirty (30) calendar day period, or the additional forty-five (45) calendar day period if subject to an extension for Invasive Investigation as provided in Section 4.16(a)) describing, in reasonable detail, the facts or conditions constituting such Material Defect and the measures which Purchaser reasonably believes are necessary pursuant to applicable Environmental Laws and/or the applicable Branch Lease to address such Material Defect (to be read for purposes of this paragraph without reference to the $10,000 threshold). With regard to the Leased Real Property subject to the Branch Lease, Purchaser and Seller understand that conducting the actions required by Environmental Laws to address such Material Defect may require the action or consent of the owner of such Leased Real Property and Seller shall use its reasonable best efforts to cause such action to be taken or such consent to be issued.

(c)       If Seller does not elect to cure any such Material Defect as required by applicable Environmental Laws and/or the requirements of the applicable Branch Lease, or is unable to so cure such Material Defect to Purchaser’s reasonable satisfaction by no later than ten (10) calendar days prior to the Closing, and Purchaser does not elect to waive such Material Defect, Seller shall be responsible for the reasonable costs and expenses Purchaser may incur to address such Material Defect up to a maximum of amount of $250,000 in the aggregate. In the event that the amount of expense or liability which Purchaser would be reasonably likely to incur to address such Material Defect is reasonably likely to exceed $250,000, then Purchaser may elect (as its sole remedy) to exclude such Branch and Branch Lease from the Assets to be acquired under this Agreement by giving written notice to Seller (such excluded Branch being hereinafter referred to as an “Excluded Branch”). Such Excluded Branch, and all other assets and liabilities associated with such Excluded Branch (including without limitation the relevant Branch Lease) shall no longer be deemed to be Assets and/or Assumed Liabilities to be acquired by Purchaser under this Agreement, except that all of the Deposits (including Deposits in IRA/Keoghs and related account agreements), the Loans (plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto pursuant to Section 2.4), the Negative Deposits and the Safe Deposit Agreements associated with the Excluded Branch shall remain Assets and/or Assumed Liabilities, as the case may be. If a Branch becomes an Excluded Branch, then Purchaser and Seller shall negotiate in good faith to determine a value to be ascribed to the Excluded Branch and upon a determination of the value of the Excluded Branch, the Purchase Price shall be reduced by an amount equal to the value of the Excluded Branch. If the parties are unable to agree upon the value of the Excluded Branch within ten (10) Business Days after Purchaser delivers written notice of the designation of the Excluded Branch to Seller, the determination of the value of the Excluded Branch and the resulting reduction in the Purchase Price shall be determined by a nationally recognized independent accounting firm or other financial advisor mutually agreed upon by the parties, and such determination shall be final and binding. Such accounting firm or other financial advisor shall be instructed to reach its determination within ten (10) Business Days of engagement to the extent reasonably practicable. The fees of any such accounting firm or other financial advisor shall be divided equally between Seller and Purchaser.

(d)       No information, contents or results of any Environmental Study or Invasive Investigation conducted by Purchaser pursuant to this Section 4.16, including the contents of the report issued in connection therewith, shall be disclosed by Purchaser or its agents, consultants or employees to any third party without Seller’s prior written approval, unless and until Purchaser is legally compelled to make such disclosure under applicable laws (including any Environmental Laws) or until the P&A Transaction is consummated. Notwithstanding the foregoing, Purchaser may disclose such matters to its directors, executive officers, legal counsel, financial advisors, insurance consultants and such employees who are reasonably required to receive such disclosure (such parties being referred to as “Purchaser” for purposes of this section) in connection with the review and consideration of the transactions contemplated by this Agreement. If this Agreement is terminated for any reason in accordance with the terms of Section 10.1, Purchaser shall immediately deliver and/or return to Seller any and all documents, plans and other items Seller has furnished to Purchaser pursuant to this Section 4.16. The confidentiality and limitations on disclosure of any information by Purchaser as set forth in this Section 4.16 shall survive any termination of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows, except as set forth in the Seller Disclosure Schedule:

5.1              Corporate Organization and Authority. Seller is a Massachusetts trust company, duly organized and validly existing under the laws of the Commonwealth of Massachusetts and has the requisite power and authority to conduct the business now being conducted at the Branches. Seller and each of its Affiliates have the requisite corporate power and authority and have taken all shareholder and corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2              No Conflicts. The execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby by Seller does not, and will not, (i) violate any provision of its charter or by-laws, (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect or (iii) assuming the receipt of any required third party consents under the Branch Leases, the Equipment Leases and the Assumed Contracts in respect of the transactions contemplated herein, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would materially impact the Assets and Assumed Liabilities or would prevent or delay Seller from performing its obligations under this Agreement in all material respects. Seller has all licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted in all material respects, and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller’s knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

5.3              Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any Governmental Authority in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller. Except as set forth on Schedule 5.3 of the Seller Disclosure Schedule, there are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.

5.4              Leases. Each Branch Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s knowledge, with respect to the obligations of the lessor thereof, any default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or the lessor or sublessee, as applicable, under the Branch Lease. As used in this Section 5.4, the term “lessor” includes any sub-lessor of the property to Seller. The Branch Leases give Seller the right to occupy the building and land comprising the related Branch in accordance with the terms of such Branch Lease. There are no subleases relating to any Branch created or suffered to exist by Seller. Seller has no knowledge of any fact contrary to the contents of any Landlord Estoppel. There are no agreements amending, modifying or otherwise affecting any Branch Lease except as set forth on Schedule 5.4 of the Seller Disclosure Schedule.

5.5              Litigation and Undisclosed Liabilities. There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to in any manner the Branches, the Assets or the Assumed Liabilities or against any of the Branches that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are no obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Seller’s knowledge, facts or circumstances that would reasonably be expected to result in any material claims against or obligations or liabilities of Seller with respect to the Branches, the Assets or the Assumed Liabilities other than as otherwise disclosed in this Agreement.

5.6              Regulatory Matters. (a) There are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller and any Governmental Authority, or investigation or inquiry by any such Governmental Authority, affecting or relating to the Branches, the Assets or the Assumed Liabilities in any material respect or in any respect affecting or relating to the Branches, the Assets or the Assumed Liabilities following the Closing.

(b)               Neither Seller nor any of its Affiliates has received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal, including but not limited to Seller’s compliance with the CRA, the Bank Secrecy Act and the Truth-in-Lending Act.

(c)               Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such Governmental Authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case affecting or relating to the Branches, the Assets or the Assumed Liabilities.

(d)               Seller has received no notice of and has no knowledge of any planned or threatened objection by any community group to the P&A Transaction contemplated hereby.

5.7              Compliance with Laws. All business of the Branches or relating to the Assets and the Assumed Liabilities has been conducted in compliance, in all material respects, with all federal, state and local laws, regulations, rules and ordinances applicable thereto, including, without limitation, all relevant requirements of federal law relating to anti-money laundering (“AML”) and consumer compliance requirements. The “AML requirements” specifically include the Bank Secrecy Act, as amended by the U SA PATRIOT Act and their respective requirements, including, but not limited to, compliance with a customer identification program, the filing of currency transaction reports, record-keeping and suspicious activity reporting, measures to identify potentially suspicious activity, including the establishment of a program to monitor and investigate activity that may be consistent with money laundering, terrorist financing or other financial crime, and compliance with the requirements of the Office of Foreign Assets Control. The “consumer compliance requirements” include all laws, regulations and guidance pertaining to the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and all other applicable fair lending laws. Except as set forth on Schedule 5.7 of the Seller Disclosure Schedule, there have been no regulatory criticisms of the Seller’s compliance with either the AML requirements or the consumer compliance requirements as a result of the most recent regulatory examination of the Seller.

5.8              Loans. (a) Each Loan:

(i)                 represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor. Seller has no knowledge that any such Obligor at the time of such execution lacked capacity to contract, and any signature on any Loan Documents is the true original or facsimile signature of the Obligor on the Loan involved;

(ii)              is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iii)            (A) was originated by Seller in conformity in all material respects with applicable laws and regulations and its principal balance as shown on Seller’s books and records is true and correct as of the date indicated therein, (B) has an assignable lien, to the extent secured by a valid and enforceable lien in the collateral therefor, and has the priority reflected in Seller’s records and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore; complies with all applicable requirements of federal, state, and local laws, and regulations thereunder; and

(iv)             the servicing practices of Seller used with respect to the Loan have been consistent with Seller’s practices in all material respects and have been in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder.

(b)               Except as set forth in Section 5.8(a) above and without limiting the provisions of Section 7.11, Seller makes no representation or warranty of any kind to Purchaser relating to the Loans, including with respect to (i) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (ii) the financial condition or creditworthiness of any primary or secondary Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iii) the future performance of the Obligor or future compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (iv) inspecting any of the property, books or records of any Obligor, or (v) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.

5.9            Records. The Records accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder. The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis, and to otherwise operate the business being acquired under this Agreement in substantially the manner currently operated by the Seller and as may be required under applicable law in all material respects.

5.10          Title to Assets. Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to, or in the case of leased Assets (subject to receipt of the required third party consents under the Branch Leases, the Equipment Leases and the Assumed Contracts), a valid leasehold interest in, all of the material Assets, free and clear of any Encumbrances, other than Permitted Encumbrances.

5.11          Deposits. All of the Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Deposits are transferable at the Closing to Purchaser, and, to Seller’s knowledge, there are no Deposits that are subject to any judgment, decree or order of any Regulatory Authority. Prior to the date of this Agreement, Seller has provided Purchaser with forms of all deposit agreements related to the Deposits and all such forms contain all material terms of the Deposits.

5.12          Environmental Laws; Hazardous Substances.

(a)               Seller’s operation of the Assets, the Branches and the Leased Real Property is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws.

(b)               Neither Seller, the Assets or any of the Branches or the Leased Real Property is the subject of any written notice received by Seller or any of its Affiliates from any Governmental Authority or any other Person alleging any violation of or non-compliance with, or any liability under, any applicable Environmental Laws.

(c)               Neither Seller, the Assets or any of the Branches or the Leased Real Property is subject to any claim, any judicial, governmental or administrative order, action, proceeding or decree or any request or demand for information arising, issued or asserted under any Environmental Law.

(d)               Neither Seller nor, to Seller’s knowledge, any other Person has disposed of any Hazardous Substances on, at or under the Leased Real Property and, to Seller’s knowledge, none of the Leased Real Property is contaminated with any Hazardous Substances requiring any remediation, notification, disclosure or response under any applicable Environmental Law.

(e)               Seller’s use, handling and storage of Hazardous Substances in the Branches or at the Leased Real Property has at all times been (i) in such amounts and types consistent with the operation of a bank branch, and (ii) in accordance with the requirements of applicable Environmental Law.

(f)                Neither Seller nor any of its employees or, to Seller’s knowledge,, any of its subtenants, contractors, invitees or licensees has caused any release, emission or discharge of Hazardous Substances on, at, under or from any of the Leased Real Property except as permitted under applicable Environmental Laws.

5.13          Brokers’ Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Piper Sandler & Co., for which Seller shall be solely liable.

5.14          Property.

(a)               Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches nor, to Seller’s knowledge, has any such proceeding been threatened.

(b)               Seller has valid leasehold title to each Branch pursuant to the applicable Branch Lease. Neither Seller nor any of its Affiliates has entered into any agreement regarding the Real Property (other than the Branch Leases), and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding or, to Seller’s knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or which would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby. Seller knows of no facts nor has Seller failed to disclose any fact which would prevent Purchaser from using and operating the Branches after Closing in the manner in which the Branches are currently operated.

(c)               (i) Seller has valid title to its Personal Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property. (ii) The Personal Property is in working order in all material respects (subject to ordinary wear and tear).

5.15          Absence of Certain Changes or Events. Since December 31, 2019, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.16          Employee Benefit Plans; Labor Matters.

(a)               Seller provided to Purchaser on the date hereof, in writing, complete and accurate lists of the Included Employees as of no more than five (5) Business Days prior to the date of this Agreement, with such list indicating each Included Employee’s job title, status (active or on statutory or employer approved leave and full-time or part-time), annual current salary or wage rate, incentive compensation for performance year 2019 and performance year 2020 to date, primary workplace exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller or its Affiliates), date of hire and date in position (original and most recent as applicable) and, if applicable, number of years of service credited for the Included Employee for purposes of eligibility and vesting under the Benefit Plans. Schedule 5.16(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all Benefit Plans. Seller has provided to Purchaser true, correct and complete copies of the following documents: (i) each Benefit Plan intended to be “qualified” under Section 401(a) of the Code (including all funding media) and the most recent summary plan description for each such Benefit Plan, if applicable, and summaries of material modifications thereto, (ii) each employment agreement or other plan or arrangement providing for severance, retention or change in control payments or benefits to any Included Employee, and (iii) each employee handbook applicable to the Included Employees.

(b)               No Benefit Plan in which the Included Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. No Benefit Plan in which the Included Employees participate is, and the Seller does not otherwise have any liability whatsoever (whether actual or contingent and whether directly or through its affiliation with any ERISA Affiliate) with respect to, any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code. With respect to the Included Employees, no action, suit or legal, administrative, arbitration, grievance or other proceeding (other than routine claims for benefits) is pending or, to the knowledge of the Seller, threatened, against or relating to any Benefit Plan. There are no circumstances under which the Purchaser or any of its Affiliates may have any liability for, under, or in connection with any employee benefit plan or arrangement maintained by the Seller or any ERISA Affiliate or to which the Seller or any ERISA Affiliate has or has had any obligation or liability.

(c)               Each Benefit Plan, if intended to be “qualified” within the meaning of Code Section 401(a), has been determined by the IRS to be so qualified, or is entitled to rely upon a prototype or volume submitter document that has been approved by the IRS, and the related trusts are exempt from Tax under Code Section 501(a). To the knowledge of Seller, no events have occurred which could reasonably be expected to result in the loss of qualification of such Benefit Plan. No Included Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Included Employee’s employment with Seller. With respect to any Included Employee, (i) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, and (ii) no strike or similar labor dispute by the Included Employees is pending or, to Seller’s knowledge, threatened.

(d)               The Included Employees are legally authorized to work in the United States.

(e)               To Seller’s knowledge, as of the date hereof, no matters exist that would provide for a basis for termination of an Included Employee under existing personnel policies and practices of Seller as in effect on the date hereof.

(f)                The consummation of the transactions contemplated in this Agreement will not either alone or together with any other event, entitle any Included Employee to any payment (or increased or accelerated payment) or acceleration of vesting of benefits or compensation under any Benefit Plan (other than any potential payments under Seller’s severance policy described in Schedule 5.16(a) of the Seller Disclosure Schedule and Seller’s 401(k) Plan).

5.17          Available Funds. Seller has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments, if applicable, pursuant to Section 3.2 and Section 3.3.

5.18          Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows:

6.1              Corporate Organization and Authority. Purchaser is a commercial bank, duly organized and validly existing under the laws of the State of New Jersey and, subject to receipt of the Regulatory Approvals, has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.2              No Conflicts. The execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.3              Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.4              Regulatory Matters. (a) There are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any Governmental Authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(a)               Neither Purchaser nor any of its Affiliates has received any indication from any bank Regulatory Authority that such Regulatory Authority would oppose or refuse to grant a Regulatory Approval and Purchaser knows of no reason that it will not timely receive any necessary approval or authorization of all applicable bank Regulatory Authorities.

(b)               Neither Purchaser nor any of its Affiliates are a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(c)               Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized” (as that term is defined at 12 C.F.R. 5.39(d)(11) or the relevant regulation of Purchaser’s primary federal bank regulator), and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(d)               Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any Regulatory Authority as a condition to the receipt of any of the Regulatory Approvals.

(e)               Purchaser was rated “Satisfactory” or “Outstanding” for performance under the Community Reinvestment Act (the “CRA”) following its most recent CRA performance examination by a Regulatory Authority. Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.

(f)                Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the P&A Transaction contemplated hereby.

6.5              Litigation and Undisclosed Liabilities. There are no actions, complaints, petitions, suits or other proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

6.6              Operation of the Branches. Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.

6.7              Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions of Lazard Frères & Co., for which Purchaser shall be solely liable.

6.8              Available Funds; Financing to be Available. Purchaser has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments, if applicable, pursuant to Section 3.2 and Section 3.3. Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

6.9              Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1              Activity in the Ordinary Course. From the date hereof until the Closing Date, except (i) as set forth on Schedule 7.1 of the Seller Disclosure Schedule, (ii) as may be required by a Regulatory Authority or applicable law or (iii) as contemplated hereby, Seller (a) will, with respect to the Branches, the Assets and the Assumed Liabilities, use its reasonable best efforts to preserve its business relationships with depositors, (b) will maintain the Branches in their current condition, ordinary wear and tear excepted, (c) use its reasonable best efforts to conduct the business of the Branches and preserve the Assets and Assumed Liabilities in all material respects in the ordinary and usual course of business consistent with past practice, (d) maintain the Loans and Deposits at their current designated Branches except as otherwise expressly provided herein, and (e) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)                 Increase or agree to increase the salary or wage rate and incentive opportunity of any Included Employee, other than normal salary or wage increases in the ordinary course of business consistent with past practice (however, such increases shall, in no event, increase the aggregate cash compensation for Included Employees by more than 3.0% on an annualized basis or for any individual Included Employee by more than 5.0%);

(ii)              Establish, adopt, enter into, terminate or amend any plan, agreement or arrangement that provides incentive compensation, severance pay, change in control, bonus or commissions or other Benefit Plan for the benefit of the Included Employees that would result in any increase in liability for Purchaser;

(iii)            (A) Transfer any Included Employee to another branch, facility or office of Seller or any of its Affiliates which is not a Branch, or (B) transfer any employee of Seller or any of its Affiliates who, as of the date hereof, is not an Included Employee to any Branch other than in the ordinary course of business and consistent with past practice;

(iv)             Hire any employee for any of the Branches other than in the ordinary course and consistent with past practices, including, with respect to the type of position filled and the compensation and benefit levels;

(v)               Terminate any Included Employee, except in the ordinary course of business in accordance with existing personnel policies and practices of Seller;

(vi)             Establish or price Deposits at any Branch other than in the ordinary course of business consistent with Seller’s past practices (including deposit pricing policies in effect for such Branch as of the date hereof), subject to the limitation in (vii) below and in no event establish or price (A) certificates of deposit at rates higher than the federal funds rate plus 45 bps or for a term greater than 13 months or (B) money market rates higher than the federal funds rate plus 40 bps or guaranteed for greater than 90 days;

(vii)          Offer interest rates or terms on any category of Deposits at any Branch in a manner inconsistent with Seller’s past practice or, without limiting the generality of the foregoing, accept any brokered deposits at the Branches;

(viii)        Transfer any item of Personal Property set forth on Exhibit 2.3(d) from its current designated Branch or transfer to or from any Branch to or from any of Seller’s other operations or branches any other Assets or any Deposits, except (A) pursuant to an unsolicited customer request, (B) if such Deposit is pledged as security for a loan or other obligation that is not a Loan or (C) movements of Records and cash on hand in the ordinary course of business consistent with Seller’s past practices;

(ix)             Amend, modify or extend any Loan, except in the manner provided in Section 7.8;

(x)               Originate any loan at the Branch or that is attributed to the Branch, except in the ordinary course of business consistent with Seller’s approved lending policies as existed on the date hereof;

(xi)             Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets or Deposits existing on the date hereof, except in the ordinary course of business consistent with past practice;

(xii)          Make or agree to make any material improvements to the leased property subject to a Branch Lease, except normal maintenance or refurbishing purchased or made in the ordinary course of business;

(xiii)        Close, sell, consolidate, relocate or materially alter any Branch or otherwise file any application or give any notice to relocate or close any Branch;

(xiv)         Amend, terminate or extend any Branch Lease; provided, however, Seller may extend the Branch Lease if, in its reasonable business judgment, Seller determines such extension is necessary to deliver the Branch on the Closing Date as a fully operative branch banking operation or to avoid the deemed waiver of any right to extend the term of a Branch Lease;

(xv)           Release, compromise or waive any material claim or right that is part of the Assets or the Assumed Liabilities;

(xvi)         Make any amendment to any Tax returns, or any election made, any accounting method or fiscal year adopted, or any position taken in any Tax returns with respect to the Assets, the Assumed Liabilities or the operation of the Branches that is inconsistent with any such election, accounting method, fiscal year or position previously made, adopted or taken with respect to such returns; or

(xvii)      Agree with, or commit to, any Person to do any of the things described in clauses (i) through (xvi) except as contemplated hereby.

7.2              Access and Confidentiality. (a) Until the earlier of the Closing Date and the date on which the Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets and the Assumed Liabilities; provided, however, that nothing herein shall afford Purchaser the right to review any information to the extent relating solely to loans held by Seller not constituting Loans, including information regarding borrowers, or any information to the extent relating solely to Seller’s other branches, facilities and operations not subject to this Agreement. Seller shall identify to Purchaser, within fifteen (15) calendar days after the date hereof, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a “transition group” who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets, the Assumed Liabilities and transition matters. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Records with Seller’s records for its other branches, assets and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches, and Purchaser shall be responsible for any documented, out-of-pocket third party costs reasonably incurred by Seller in connection with furnishing such information; provided, however, that nothing herein shall afford Purchaser the right to review any information relating to loans held by Seller not constituting Loans, including information regarding borrowers or any information relating to Seller’s other branches, facilities and operations not subject to this Agreement. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of Seller’s business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller, or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into and disclosed to Purchaser prior to the date of this Agreement. Seller and Purchaser shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(i)                 Seller shall deliver to Purchaser any reasonably requested work papers, schedules and other supporting data used by Seller to calculate and prepare the Draft Closing Statement and reasonably necessary for Purchaser to review and confirm the amounts set forth in the Draft Closing Statement. Seller may request such additional data as may be reasonably necessary to verify the amounts set forth in the Draft Closing Statement.

(b)               From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession (other than information which can be shown to have been (i) previously known by Seller on a non-confidential basis, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller on a non-confidential basis from a source other than Purchaser or any of its Affiliates) relating to Purchaser, its Affiliates, the Branches, the Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller’s rights under this Agreement) by interrogatories, subpoena, civil investigative demand or similar process, regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any disclosure pursuant to legal process Seller exercises reasonable best efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

(c)               From and after the Closing, Purchaser shall keep confidential non-public information in its possession (other than information which can be shown to have been (i) previously known by Purchaser on a non-confidential basis, (ii) in the public domain through no fault of Purchaser or (iii) later lawfully acquired by Purchaser on a non-confidential basis from a source other than Seller or any of its Affiliates) relating to Seller and its Affiliates other than the Branches, the Assets and the Assumed Liabilities; provided, however that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser’s rights under this Agreement) by interrogatories, subpoena, civil investigative demand or similar process or regulatory process or request; provided that in the event of any disclosure pursuant to legal process Purchaser exercises reasonable best efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

7.3              Regulatory Approvals. (a) As soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, and assuming the full and timely cooperation and assistance of Seller, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Purchaser, with the reasonable cooperation of Seller, shall use reasonable best efforts to obtain each such approval as promptly as reasonably practicable, except that Purchaser need not take any action that would give rise to Purchaser’s right to terminate this Agreement pursuant to Section 10.1(f). Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or materially delaying or conditioning such approval. Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Regulatory Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties will negotiate in good faith to seek a mutually agreeable amendment to the terms of the P&A Transaction, such agreement not to be unreasonably withheld, conditioned or delayed.

(b)               The parties shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

7.4              Consents. (a) Seller agrees to use reasonable best efforts to obtain from lessors under Branch Leases and Equipment Leases and counterparties under Assumed Contracts and any other Persons the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date; provided that, in the case of any Branch Lease or Equipment Lease, if any required consent is not obtained notwithstanding Seller’s use of reasonable best efforts as required hereunder, the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to enter into a sublease on substantially the same terms (if permitted by the applicable lease) or make alternative arrangements reasonably satisfactory to Purchaser that provide Purchaser, to the extent reasonably possible, the benefits and burdens of the properties subject to the Branch Lease or Equipment Lease in a manner that does not violate the applicable Branch Lease or Equipment Lease (for the same cost as would have applied if the relevant consent had been obtained); provided, further, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers; and provided, further, that Seller shall not be obligated to incur any material monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of its reasonable best efforts to obtain any such required consents. If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise reasonable best efforts to obtain the related consents that could not be obtained prior to the Closing, and, if such a consent is obtained, Seller shall assign to Purchaser the applicable Branch Lease or Equipment Lease pursuant to the terms of this Agreement applicable to leases assigned at Closing, and the parties shall restructure the applicable alternative arrangement.

(b)               Unless otherwise directed by Purchaser, Seller shall use reasonable best efforts to procure a Landlord Estoppel; provided that in the case of any Branch Lease, if any consent referenced in Section 7.4(a) with respect to the Branch Lease is not obtained, or any Landlord Estoppel is not obtained, notwithstanding Seller’s use of reasonable best efforts as required hereunder, the Assets and Assumed Liabilities associated with the subject Branch shall be transferred to Purchaser and the parties shall negotiate in good faith and Seller shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser with respect to such Branch Lease, provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to lessors or subtenants in connection with the utilization of reasonable best efforts to obtain such Landlord Estoppel.

7.5              Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b)               From time to time following the Closing, at Purchaser’s request and sole expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and the Assumed Liabilities.

(c)               Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

7.6              Solicitation of Accounts; Non-Solicitation. (a) Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way intended to induce such customers to close any account and open accounts directly with Purchaser. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not targeted at such customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust or other financial services with such customers who have relationships with Purchaser as of the date hereof through other offices of Purchaser or product channels, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and engage in relationships that result therefrom, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

(b)               Until the Closing Date and for an additional two (2) years following the Closing Date, Seller and its Affiliates shall not, directly or indirectly, (i) engage in any solicitation of financial services business by way of advertisements specifically directed to or targeted at Branch customers who hold Deposits or received Loans, (ii) use confidential information contained in Branch customer information files, Loan Documents or Records that solely relate to the Assets and Assumed Liabilities to solicit financial services business, including deposits, loans and other financial products or (iii) induce Branch customers who hold Deposits or received Loans to terminate their relationship with Seller before Closing or to not continue, not establish, or terminate a relationship with Purchaser after the Closing. Except as set forth in the foregoing sentence, nothing in this Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its Affiliates from (i) soliciting financial services business outside of the Territory, including deposits, loans and other financial products, (ii) continuing its existing Small Business Administration, asset-based and specialized equipment lending and operations provided that Seller and its Affiliates do not, directly or indirectly, engage in any solicitation of such financial services business by way of advertisements specifically directed to or targeted at Branch customers who hold Deposits or received Loans or (iii) entering into a whole bank merger, acquisition or similar arrangement with a third party who is currently operating in the Territory.  The parties acknowledge that the Branches conduct business in the New Jersey counties of Middlesex and Mercer and the Pennsylvania counties of Bucks and Montgomery (the “Territory”). From and until the one (1) year anniversary of the Transfer Date, Seller and its Affiliates shall not, directly or indirectly, solicit, hire or otherwise attempt to induce any of the Transferred Employees to terminate their employment relationship with the Purchaser or its Affiliates.

(c)               If any provision or part of this Section 7.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.6 without violating applicable law.

7.7              Insurance. Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing. Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing. In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8              Servicing Prior to Closing Date. With respect to each of the Loans, from the date hereof until the Closing Date, Seller shall service such Loans in a manner that is consistent with the servicing provided by Seller with respect to its loans that are not to be transferred to Purchaser under the terms of this Agreement. Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not (a) except as required by law, regulation or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any material claims of any kind or character with respect to the Loans; or (c) except as required by law or regulation or to the extent consistent with prevailing market terms and in the ordinary course of business consistent in all material respects with past practice, modify, amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

7.9              Change of Name, Etc. Immediately after the Closing, Purchaser will (a) change the name and logo on all documents, Branches and other facilities relating to the Assets and the Assumed Liabilities to Purchaser’s name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the Regulatory Authorities or any other Governmental Authority requiring such notice as a result of the consummation of such transactions. Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage (or the removal of signage of an Affiliate of Seller, if applicable) by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches and Purchaser shall repair any damage to the area altered to its pre-existing condition, (iii) such installed signage shall comply with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller, and (v) if this Agreement is terminated prior to the Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition at the sole expense of Purchaser, except that if this Agreement is terminated pursuant to Section 10.1(b), the cost of restoring such signage and any other area altered in connection therewith shall be borne solely by Seller. During the fourteen (14) calendar day period following the Closing, Purchaser shall afford to Seller and its authorized agents and representatives reasonable access during normal business hours to the Branches to allow Seller the opportunity to confirm Purchaser’s compliance with the terms of this Section 7.9.

7.10          Additional Loans. Any loan sourced through a Branch between the date of Exhibit 1.1(e) and the third Business Day prior to the Closing Date shall be an “Additional Loan” unless the loan would be excluded from the definition of “Loans” by virtue of the proviso thereto or fails to meet the Credit Quality Requirement. As used herein, “Credit Quality Requirement” means that Seller has provided loan diligence materials for the applicable loan comparable to the materials provided prior to the date hereof regarding the Loans on Exhibit 1.1(e) and Purchaser has not, as soon as practicable upon receipt of such information following receipt of such information, reasonably objected to such loan as failing to be of comparable credit quality to the Loans on Exhibit 1.1(e). As loans are originated through the third Business Day prior to the Closing Date, Seller shall act reasonably promptly to provide Purchaser with the information contemplated by the preceding sentence.

7.11          Right to Put Loans. If, at any time on or after the Closing Date, a borrower under a Loan lawfully exercises a right of rescission arising from TRID Law, or in any Proceeding relating to or arising from a Loan, a borrower, any Regulatory Authority or Person demands or alleges or claims a right to, a rescission of the Loan as a result of a violation of or noncompliance with TRID Law, then, in such event, Purchaser shall have the option to cause Seller to repurchase such Loan (a “Repurchased Loan”) for a purchase price equal to the carrying value of such Loan as reflected on the books of Purchaser in accordance with GAAP and consistent with the accounting policies and practices of Purchaser as of the effective date of the repurchase; provided, that the purchase price paid by Seller to Purchaser for any Repurchased Loan shall not exceed the purchase price paid by Purchaser to Seller for such Loan as of the Closing Date. Purchaser shall exercise such option by delivering a written notice to Seller identifying the Repurchased Loan(s) and the applicable carrying value(s) thereof. The parties covenant and agree to complete the repurchase of such Loan(s) within five (5) Business Days following the delivery of such written notice. Seller shall pay the purchase price for the Repurchased Loans in cash by wire transfer of immediately available funds to an account specified in writing by Purchaser prior to the date of payment. Upon its receipt of the purchase price for the Repurchased Loan, Purchaser shall promptly (i) at Seller’s sole cost and expense, deliver to Seller or its designee the Loan Documents related to such Repurchased Loan(s) actually in Purchaser’s possession or control, in whatever form or medium (including imaged documents) then maintained by Purchaser or its Affiliates; provided, that Purchaser makes no representation or warranty to Seller regarding the condition of such Loan Documents or any single document included therein, and Purchaser shall have no responsibility or liability for such Loan Documents from and after the time such files are delivered to Seller or its designee, and (ii) deliver to Seller an executed assignment of such Loan Documents and a power of attorney, in each case in substantially the same form as the Loan Document Assignment contemplated in Section 3.5(i), mutatis mutandis.

7.12          Jets Suite License Agreement. With respect to the Jets Suite License Agreement assumed by Purchaser hereunder, Seller shall reimburse Purchaser for one-half of the amount of each Annual License Fee (as defined in the Jets Suite License Agreement) paid by Purchaser in accordance with the terms of the Jets Suite License Agreement promptly upon receipt of evidence of Purchaser’s payment thereof.

ARTICLE VIII
TAXES AND EMPLOYEE BENEFITS

8.1              Tax Representations. Except as set forth in Schedule 8.1 of the Seller Disclosure Schedule, Seller represents and warrants to Purchaser that:

(a)               all material Tax Returns with respect to the Assets, the Assumed Liabilities or the operation of the Branches (“Relevant Tax Returns”), that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full. The transactions contemplated by this Agreement shall not constitute a change of control, as such term is defined under Code Section 280G and the related Treasury Regulations, of Seller.

(b)               Seller has paid (or will pay) in full all Taxes due and owing or claimed due and owing with respect to the Assets, the Assumed Liabilities or the operation of the Branches (whether or not shown to be due on such Tax Returns) (such Taxes, the “Relevant Taxes”);

(c)               Seller is not currently the beneficiary of any extension of time within which to file any Relevant Tax Return;

(d)               there are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Relevant Tax;

(e)               Seller has not agreed to any extension or waiver of the statute of limitations applicable to any Relevant Tax Return, or agreed to any extension of time with respect to an assessment or deficiency of any Relevant Tax, which period (after giving effect to such extension or waiver) has not yet expired;

(f)                there is no action or proceeding pending with respect to any Relevant Tax or any Relevant Tax Return, and Seller has not received any written notice of deficiency or proposed adjustment for any amount of Relevant Tax proposed, asserted, or assessed by a taxing authority;

(g)               Seller is not a party to or bound by any Tax allocation or Tax sharing agreement other than the affiliate group with Berkshire Hills Bancorp Inc.;

(h)               Seller (i) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliate group with Berkshire Hills Bancorp Inc., and (ii) does not have any liability for Taxes of any Person (other than members of the affiliated group with Berkshire Hills Bancorp Inc.) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; and

(i)                 no power of attorney granted by or on behalf of Seller with respect to any Relevant Taxes is currently in force.

8.2              Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

8.3              Sales and Transfer Taxes. Seller and Purchaser shall be equally responsible for the payment of all transfer, recording, documentary, stamp, sales, use and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3 when due, and Purchaser shall cooperate with respect thereto as necessary.

8.4              Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

8.5              Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made as provided in Section 3.2(b) and bear interest from the date due to the date of payment at the Federal Funds Rate.

8.6              Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

(a)               Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Assumed Liabilities, or the operation of the Branches;

(b)               Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and

(c)               The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

8.7              Transferred Employees.

(a)               Offers of Employment. Purchaser intends to, or to cause one of its Affiliates to, (i) make a written offer of employment to each Included Employee who is employed by Seller as of the Closing Date, subject to and contingent upon Purchaser’s background and drug tests for all new hires; and (ii) employ each such employee who has accepted the written offer. Offers of employment shall be made by Purchaser during the sixty (60) calendar days prior to the Closing Date, and effective as of the Closing Date. Following the Closing Date, each Included Employee who accepts Purchaser’s offer of employment and reports to such employment as of the Transfer Date shall, from and after the Transfer Date, be defined as a “Transferred Employee” for purposes of this Agreement. Subject to the provisions of this Section 8.7, Transferred Employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Included Employee or Transferred Employee and Transferred Employees shall be “at-will” employees.

(b)               Terms of Offer. Each Transferred Employee shall be offered employment subject to the following terms and conditions:

(i)                 Each Transferred Employee’s annual base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller to such Transferred Employee as set forth in the list provided by Seller under Schedule 5.16(a) of the Seller Disclosure Schedule and as may be reasonably increased provided any increase is consistent with past practices and made in the ordinary course, subject to the provisions of Section 7.1 of this Agreement;

(ii)              Each Transferred Employee shall be eligible to receive annual incentive compensation and employee benefits comparable to those available to other similarly situated employees of Purchaser (which may, at Purchaser’s election, be pro-rated for the fiscal year in which the Closing Date occurs) and taking into account the service of such Transferred Employees prior to the Transfer Date as provided in Section 8.7(d) of this Agreement; and

(iii)            Each Transferred Employee shall be offered employment at a job location that is within ten (10) miles of such Transferred Employee’s primary workplace as of the Business Day prior to the Closing Date.

(c)               Severance Payments. (i) With respect to any Transferred Employee whose employment is terminated by Purchaser for any reason other than for cause (as determined under Purchaser’s severance or employment policies) on or before the six month anniversary of the Transfer Date, Purchaser shall pay to such Transferred Employee the greater of (A) the amount of cash severance such Transferred Employee would have received if he or she terminated employment from Seller under Seller’s severance policy as described on Schedule 5.16(a) of the Seller Disclosure Schedule or (B) the amount of cash severance (and insurance subsidy) such Transferred Employee would have received if he or she terminated employment from Purchaser under any applicable severance plan of Purchaser in effect at the time of such termination and (ii) with respect to any Transferred Employee whose employment is terminated by Purchaser for any reason other than for cause (as determined under Purchaser’s severance or employment policies) after the six month anniversary of the Transfer Date but no later than the one-year anniversary of the Transfer Date, Purchaser shall pay to such Transferred Employee the amount of cash severance (and insurance subsidy) payable under any applicable severance plan of Purchaser in effect at the time of such termination; provided, that such Transferred Employee shall be credited for service with Seller as described in Section 8.7(d) of this Agreement and such Transferred Employee executes and does not revoke a release of claims in connection with such cash severance which shall cover Purchaser, Seller and their respective Affiliates, in a form to be prescribed by Purchaser. In addition and notwithstanding any provision herein to the contrary, if an Included Employee does not receive an offer from Purchaser in compliance with Section 8.7(b) of this Agreement and such Included Employee’s employment with Seller is terminated by Seller for any reason other than cause and in connection with the transactions contemplated by this Agreement (and in no event later than three (3) months following the Transfer Date), then Purchaser shall reimburse Seller, within thirty (30) days of receipt of an invoice from Seller, for the costs of any severance benefits payable by Seller to such Included Employee under the Seller severance policy as described on Schedule 5.16(a) of the Seller Disclosure Schedule.

(d)               Credit for Service. Purchaser shall cause each broad based employee benefit plan, severance plan, time-off program or other arrangement maintained, sponsored, adopted or contributed to by Purchaser or its Affiliates in which Transferred Employees are eligible to participate, excluding equity or long-term incentive plans (collectively, the “Purchaser Benefit Plans”), to take into account for all eligibility and vesting purposes, but not benefit accrual purposes, the service of such employees with Seller or its Affiliates prior to the Transfer Date to the same extent as such service was credited for the applicable purpose by Seller or the applicable Affiliate and would have otherwise been credited under the Purchaser Benefit Plans had such service been provided to Purchaser. In addition, Purchaser shall cause each Transferred Employee to be immediately eligible to participate, without any waiting periods or pre-existing condition limitations, under any medical, dental and health plans of Purchaser in which such Transferred Employees are eligible to participate, and may commence participation in such plans as of the Transfer Date and Purchase shall take commercially reasonable steps to cause each Transferred Employee to be immediately eligible to participate without any waiting periods or pre-existing limitations under any other Purchaser Benefit Plan in which such Transferred Employees are eligible to participate, in each case subject to any applicable law, including ERISA.

(e)               Paid Time Off. Seller shall pay to the Transferred Employees all paid time off accrued for periods prior to the Transfer Date as soon as required by applicable law, but in no event later than thirty (30) Business Days after the Transfer Date. No accrued but unused paid time off shall be credited to the Transferred Employee with the Purchaser in order to avoid a duplication of benefits. Included Employees shall be entitled to vacation time and other paid time off in accordance with Purchaser’s policies after the Transfer Date.

(f)                Rollover of 401(k) Plan Accounts. As soon as reasonably practicable following the Transfer Date, Purchaser shall cause a tax qualified defined contribution plan of Purchaser (the “Purchaser 401(k) Plan”), to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including loans) in cash and notes in the case of loans (and, for the avoidance of doubt, excluding any employer stock) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Transferred Employee from the tax qualified defined contribution plan of Seller subject to the terms and conditions of the Purchaser 401(k) Plan and Purchaser’s determination that such rollovers will not adversely affect the tax-qualified status of the Purchaser 401(k) Plan.

(g)               Welfare Benefits Generally. (i) Seller and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee (or his or her spouse, dependents or beneficiaries) before his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage (and for providing any notices related thereto) attributable to “qualifying events” with respect to any Included Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, whether occurring before, on or after the Closing Date; and (ii) Purchaser and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after such Transferred Employee’s Transfer Date. For purposes of the foregoing, (i) a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or prescription is actually filled, and not when the condition arose, (ii) a life insurance claim shall be considered incurred on the date of death, (iii) a disability claim shall be considered incurred when the date of disability occurs and (iv) a workers’ compensation claim shall be considered incurred on the date of the occurrence as determined under the applicable state regulations.

(h)               Liabilities under Benefit Plans. Except as expressly provided in the last sentence of Section 8.7(c), (i) Seller shall remain solely responsible for any and all liabilities and obligations arising under the Benefit Plans, and Purchaser shall not assume or otherwise acquire any of the Benefit Plans, and (ii) for purposes of this Agreement, liabilities under the Benefit Plans shall be considered Excluded Liabilities. In addition, the following shall be considered Excluded Liabilities: (i) any and all liabilities arising under or in connection with any other employee benefit or compensation plan, policy, arrangement or agreement with respect to which the Seller or any ERISA Affiliate has any liability (whether actual or contingent); and (ii) any and all liabilities in respect of salary, bonus, vacation or paid time off, payable to employees or former employees of Seller except as expressly provided in the last sentence of Section 8.7(c).

(i)                 No Third Party Rights or Amendment to Benefit Plans. Nothing in this Agreement shall be construed to grant any Included Employee or Transferred Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.

ARTICLE IX
CONDITIONS TO CLOSING

9.1              Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)               Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)               Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.

(c)               Representations and Warranties. (i) The representations and warranties of Seller contained in Sections 5.1, 5.2(i), 5.8, 5.10, 5.11, 5.13, 5.14, 5.15, 5.16 and 5.17 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true and correct on and as of such date) and (ii) the other representations and warranties of Seller contained in this Agreement shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date (except that representations and warranties as of a specified date need only be true and correct on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.

(d)               Covenants and Other Agreements. Seller shall have performed its covenants and agreements set forth in Section 7.10 in all respects and shall have performed its other covenants and agreements set forth herein on or prior to the Closing Date in all material respects.

(e)               Seller Officers’ Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied in all respects.

(f)                Seller Closing Deliverables. Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5 at or prior to the Closing Date.

9.2              Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)               Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)               Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c)               Representations and Warranties. (i) The representations and warranties of Purchaser contained in Sections 6.1, 6.2(i), 6.7 and 6.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true and correct on and as of such date) and (ii) the other representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specific date need to be true and correct only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.

(d)               Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e)               Purchaser Officers’ Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Purchaser to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied in all respects.

(f)                Purchaser Closing Deliverables. Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.6 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.

ARTICLE X

TERMINATION

10.1          Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)               by the mutual written agreement of Purchaser and Seller;

(b)               by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller hereunder to the extent that the condition set forth in Section 9.1(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Seller within thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; provided that there shall not be any 30-day cure period for any breach of Section 7.6(b) hereof; and provided, further, that Purchaser may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.1(c) or Section 9.1(d) to be satisfied if such failure was caused by Purchaser’s breach of this Agreement or failure to act in good faith or Purchaser’s or any of its representative’s failure to use reasonable best efforts to cause the Closing to occur.

(c)               by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within thirty (30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.2(c) or Section 9.2(d) to be satisfied if such failure was caused by Seller’s or any of its representative’s failure to act in good faith or Seller’s breach of this Agreement or failure to use reasonable best efforts to cause the Closing to occur;

(d)               by Seller or Purchaser, in the event the Closing has not occurred by the date that is twelve (12) months after the date of this Agreement, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; or

(e)               by either Seller or Purchaser, if any Regulatory Authority that must grant a Regulatory Approval has denied approval of the P&A Transaction and such denial has become final and nonappealable or any Governmental Authority shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction.

10.2          Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, except as set forth in this Agreement, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

ARTICLE XI
INDEMNIFICATION

11.1             Indemnification. (a) Subject to Section 12.1, after the Closing, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees, representatives, agents, successors and permitted assigns, from and against any and all Losses asserted against or incurred by Purchaser to the extent attributable to, arising out of or resulting from the following:

(i)                any breach of any representation or warranty made by Seller in this Agreement (disregarding, in each case other than in the case of Section 5.15, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)               any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)              any Excluded Taxes;

(iv)             any Excluded Liability;

(v)              any Loan not originated in compliance with TRID Law in any respect or that otherwise violates or fails to conform in any respect with TRID Law; or

(vi)             any Repurchased Loan.

(b)               Subject to Section 12.1, after the Closing, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees, representatives, agents, successors and permitted assigns, from and against any and all Losses asserted against or incurred by Seller to the extent attributable to, arising out of or resulting from the following:

(i)              any breach of any representation or warranty made by Purchaser in this Agreement (disregarding, in each case, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)              any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; or

(iii)             the Assumed Liabilities.

(c)               No party shall be liable for indemnification under this Section 11.1 unless written notice of such claim is delivered by the party seeking indemnification to the party from whom indemnification is sought setting forth the specific claim and the basis thereof in reasonable detail, prior to the expiration of the applicable Survival Period set forth in Section 12.1. To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any Governmental Authority); provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying party is actually and materially prejudiced by reason of such delay or failure. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.

(d)               Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay and the indemnifying party pays the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.

(e)               Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(vii) (“Purchaser Taxes”) and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(vii) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third party claim (such third party claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

(f)                Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under this Article 11 as an adjustment to the Purchase Price for all Tax purposes.

(g)               An indemnified party shall use reasonable best efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11. In the event that an indemnified party shall be determined by a court of competent jurisdiction to have failed to use such reasonable best efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts. An indemnified party shall use reasonable efforts to claim and recover any Losses suffered by it under any insurance policies or other third party indemnitees and shall remit to the indemnifying party any such insurance or other third party proceeds which are paid to the indemnified party with respect to Losses for which the indemnified party has been previously compensated pursuant to this Article 11. Nothing in this paragraph shall create an obligation on the part of an indemnified party to obtain or maintain insurance, initiate any action, suit or proceeding or incur any costs in connection with such mitigation.

11.2          Exclusivity. After the Closing, except as expressly set forth in Section 7.11, and except in the case of common law fraud in connection with entering into this Agreement, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agreed that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.3          AS-IS Sale; Waiver of Warranties. Except for the representations and warranties set forth in this Agreement and the provisions of Section 7.11, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED LIABILITIES INCLUDING THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN THIS AGREEMENT. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

ARTICLE XII
MISCELLANEOUS

12.1          Survival. (a) The parties’ respective representations and warranties contained in this Agreement shall survive until the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) each of the representations and warranties of parties set forth in Sections 5.1, 5.2 (i), 5.13, 6.1, 6.2(i) and 6.7 shall survive until the sixth (6th) anniversary of the Closing Date, (ii) the representations and warranties set forth in Sections 5.10 and 5.14(c)(i) shall survive until the expiration of the applicable statute of limitations and (ii) the representations and warranties set forth in Section 8.1 shall survive until the expiration of the applicable statute of limitations with respect to which the underlying Tax relates (after giving effect to any extensions or waivers thereof), and thereafter neither party may claim any Loss in relation to a breach thereof (each such specified period, a “Survival Period”); provided, however, that the claims set forth in any claim for indemnity made by an indemnified party on or prior to the applicable Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall survive the Closing until performed in full or the obligation to so perform shall have expired.

(b)               No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement.

12.2          Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.

12.3          Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4          Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees or customers with respect to any of the transactions contemplated hereby (each, a “Public Notice”) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person (other than any bank Regulatory Authority). Notwithstanding the foregoing, each party may make a Public Notice as, based on the advice of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals. Except with respect to a Public Notice issued by Purchaser or any of its Affiliates in compliance with the terms of this Section 12.4 that announces the execution of this Agreement or the consummation of the transactions contemplated hereby, no Public Notice issued by Purchaser or any of its Affiliates shall reference the name of Seller or any of its Affiliates without the prior written consent of Seller (which consent Seller may withhold, condition or delay in its sole discretion).

12.5          Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) if by email, upon written confirmation of receipt, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) on the first Business Day following the date of dispatch if delivered by an express courier with confirmation of receipt. All notices hereunder shall be delivered to the parties at the following addresses:

If to Seller:	Berkshire Bank
99 North Street
Pittsfield, MA 01201
Attention: Sean Gray, Acting President and Chief Executive Officer
Wm. Gordon Prescott, General Counsel
Email: gprescott@berkshirebank.com

With a copy to:	Luse Gorman, PC
5335 Wisconsin Avenue, NW
Washington, DC 20015
Attention: Marc Levy
Email: mlevy@luselaw.com

If to Purchaser:	Investors Bank
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078
Attn: Kevin Cummings, President and Chief Executive Officer
Email: kcummings@investorsbank.com
and
Brian F. Doran, Esq., Chief Administrative Officer
Email: bdoran@investorsbank.com

With a copy to:	McCarter & English, LLP
100 Mulberry Street
Four Gateway Center
Newark, New Jersey 07102
Attn: Veronica H. Montagna, Esq.
Email: vmontagna@mccarter.com

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5.

12.6          Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.7          Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court sitting in Essex County, New Jersey.

12.8          Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.9          Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement the parties hereto previously entered into shall, to the extent not inconsistent with any provisions of this Agreement, continue to apply until the Closing.

(b)               This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

12.10      Third Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller and Purchaser.

12.11      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.12      Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.13      Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.14      Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.13(a)” would be part of “Section 5.13” and references to “Section 5.13” would also refer to material contained in the subsection described as “Section 5.13(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

12.15      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

BERKSHIRE BANK

By:	/s/ Sean A. Gray
Name: Sean A. Gray
Title: Acting President and Chief Executive Officer

INVESTORS BANK

By:	/s/ Kevin Cummings
Name: Kevin Cummings
Title: Chairman and Chief Executive Officer